EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Gilead Sciences, Inc. pertaining to the Arresto Biosciences, Inc. 2007 Equity Incentive Plan (as assumed by Gilead Sciences, Inc.) of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc. and the effectiveness of internal control over financial reporting of Gilead Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

January 31, 2011